March 29, 2018

Dear Fellow Stockholder:

We are writing to provide you with an update related to your investment in Steadfast Income REIT, Inc. (“SIR”).

Since we accepted our last investor in January 2014, SIR has been committed to successfully executing its strategy of acquiring and actively managing stable, income-producing properties to generate consistent, attractive distributions with the potential for capital appreciation. To date, we have provided a total return on your investment between $2.93 per share and $5.29 per share, depending on the timing of your initial investment. Total return based on cumulative distributions per share paid through December 31, 2017. Range shown represents early investors that invested approximately when distributions began to accrue and late investors that invested approximately at the close of the public offering. Additionally, SIR’s estimated value per share has consistently been above the offering prices of $10.00 and $10.24 in our public offering. On March 10, 2015, SIR first determined an estimated value per share of its common stock as of December 31, 2014, in accordance with Investment Program Association guidelines.

As we look ahead, we believe the SIR portfolio is well-positioned in favorable multifamily markets. We are confident in our strategy and will continue to look for the right opportunities to strengthen our balance sheet to attract capital on favorable terms and monetize assets.

Blackstone Transaction
As you may know, in November 2017, we announced that SIR formed a joint venture with Blackstone Real Estate Income Trust, Inc. (“BREIT”) with respect to 20 of the apartment communities owned by SIR. Under the terms of the agreement, BREIT acquired a 90% ownership interest in the 20-community portfolio for approximately $461 million and we retained a 10% ownership in the portfolio. We received approximately $154 million in net proceeds in the transaction. An affiliate of SIR’s advisor continues to manage the properties in the portfolio owned by the joint venture.

We believe that both this transaction, as well as our ongoing partnership with BREIT, represent an optimal outcome for stockholders. Further, we see this partnership as a powerful endorsement of Steadfast Companies’ real estate acumen, as well as its acquisition and management philosophy.

Current Portfolio
We regularly evaluate monetization opportunities while seeking to operate the portfolio for maximum value creation. Our current portfolio comprises 37 strategically located assets in 10 midwestern, southeastern and southern U.S. states. We see positive trends in these markets due to the following factors:

•	A majority of our properties are concentrated in key secondary markets that have exhibited strong job and demographic growth, like Dallas, Kansas City and Columbus.

•
We maintain a significant presence in oil-impacted markets, which are improving and continuing to exhibit potential for growth. Notably, in Houston, our nearly 2,700 apartment homes are positioned exceptionally well given an improving job market, lower supply pipeline and a post-Harvey environment in which many Houstonians saw their homes destroyed by flood and are likely to remain renters.

•	In Kentucky, where we have properties in three cities, median home prices rose in 2017 and housing inventory dipped, while unemployment decreased by 1% - all positive metrics for the rental market.

Returning Capital
We regularly consider, evaluate and pursue strategic alternatives, including potential liquidity events, to balance the objectives of our collective stockholder base. Accordingly, in connection with the closing of the BREIT transaction, other asset sales, and as part of our end of year review, our Board of Directors (the “Board”), with the assistance of independent advisors, conducted a comprehensive evaluation of various opportunities available to SIR.

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1.
Total return based on cumulative distributions per share paid through December 31, 2017. Range shown represents early investors that invested approximately when distributions began to accrue and late investors that invested approximately at the close of the public offering.

2.	On March 10, 2015, SIR first determined an estimated value per share of its common stock as of December 31, 2014, in accordance with Investment Program Association guidelines.

After careful consideration of the various options, the Board decided to take the following steps, which we believe are in the best interest of our stockholders and their investment with us. We believe this is the best path forward to accommodate the differing needs of ALL our stockholders.

Tender Offer and Share Repurchase Program

In order to accommodate those stockholders that may desire immediate liquidity, the Board has authorized a tender offer as described below. We believe the tender offer provides optionality for stockholders that want liquidity, while allowing other stockholders to realize further potential appreciation of their investment by remaining invested in SIR.

SIR intends to conduct a tender offer for shares of SIR’s common stock at $9.00 per share, for up to $100 million, or approximately 15%, of SIR’s outstanding common stock. We believe that $9.00 per share represents a net value that takes into account transaction costs for a liquidating portfolio. We believe this will ensure that stockholders who wish to tender their shares will still achieve positive total returns while also ensuring that SIR does not overpay for tendered shares. You will receive a separate mailing in the coming weeks that will include the official tender offer documents with instructions on how to participate, if interested.

In connection with the tender offer, we will suspend our share repurchase program (“SRP”) effective as of 30 days from the date of this letter, and no repurchase request submitted by stockholders after such date will be fulfilled. We will not make any redemptions under the SRP prior to its suspension. We intend for the suspension to be temporary, but there is no assurance as to when or if it will be reinstated. The Board has the right to revise the terms of the SRP once reinstated.

For stockholders that have already submitted a request for redemption through the SRP, it is important to note that you will need to separately submit the tender offer documents to participate in the tender.

Distribution Rate, Net Asset Value and Available Cash

Distribution Rate

The Board has approved a new, lower distribution rate of 6% on an annual basis based on the purchase price of $10.24 per share. The decision to re-align the distribution rate was from the result of multiple factors, including the fact that SIR has paid an all cash distribution since suspending the distribution reinvestment plan (“DRIP”) in 2014. We believe the new distribution rate is competitive to the industry, reflective of today’s marketplace and will better align to the net operating income and funds from operation (“FFO”) of our current 37-property portfolio. The new distribution rate will begin to accrue on April 1, 2018, and will be paid beginning with the May payment date.

Net Asset Value

Further, the Board has determined SIR’s net asset value (“NAV”) as of December 31, 2017, and has adjusted the estimated value per share of our common stock to $10.84. We want to be as transparent as possible, and as it relates to our decline in NAV, there are various business reasons that this occurred, including:

1.
Like many companies, we were impacted by the volatility of oil prices in 2016 and 2017 and we maintain a significant presence in oil-impacted markets. However, we believe these markets are improving and continue to exhibit upside potential.

2.	We sold properties where the proceeds had not been deployed by the time of the year-end valuation, and the un-invested cash creates a drag on FFO until deployed.

3.	SIR incurred transaction costs associated with the sale of assets to the joint venture with BREIT during 2017.

4.	All ordinary redemptions in 2017 were calculated from a price of $11.65, in excess of the new NAV per share.

5.	Due to the suspension of the DRIP noted above, we have paid all distributions in cash rather than the industry average of 50% in cash and 50% in shares of common stock.

Available Cash

Going forward, in an attempt to maximize the value of the remaining portfolio, we will utilize remaining cash on hand to strengthen the balance sheet, further improve operations, make some needed capital expenditures and complete a few remaining portfolio transactions.

To our nearly 20,000 stockholders-thank you for your investment in and support of SIR. In today’s uncertain investment market we are pleased to be providing stockholders with a non-correlated asset that has consistently paid a cash distribution and has repeatedly published NAVs higher than the public offering price. As always we remain committed to professionalism and integrity in everything we do. In the coming year we will continue to work hard to increase the value we provide to you, our stockholders.

On behalf of the Board and our management team, I thank you for placing your trust in Steadfast Income REIT. We will continue to be transparent and update you throughout the year regarding our progress and performance.

Sincerely,

Rodney F. Emery
Chairman and Chief Executive Officer

The tender offer described herein has not yet commenced. This communication is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell any shares of SIR’s common stock, or any other securities. The tender offer will be made only pursuant to an offer to purchase, letter of transmittal and related materials SIR intends to distribute to its stockholders and file with the Securities and Exchange Commission (the “SEC”). The full details of the tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and related materials, which will become available to stockholders promptly following commencement of the tender offer. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND OTHER RELATED MATERIALS WHEN THEY ARE AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. When and if filed, the offer to purchase, the letter of transmittal and other related materials will be available free of charge at the website maintained by the SEC at www.sec.gov. Stockholders also many obtain a copy of these documents, free of charge, from SIR when and if the materials become available.

This communication contains certain forward-looking statements. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates", "may" and "should" and their variations identify forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this communication, including the company’s ability to complete the tender offer in a timely manner or at all. Such factors include those described in the Risk Factors section of SIR’s public filings with the Securities and Exchange Commission. Forward-looking statements in this communication speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended.